POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, RESOURCE REAL ESTATE DIVERSIFIED INCOME FUND, a statutory trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust"), filed Registration Statement on Form N-2 and will periodically file amendments to its Registration Statement with the SEC under the provisions of the Investment Company Act of 1940, as amended;

WHEREAS, the undersigned is a Trustee of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER and MICHAEL V. WIBLE as attorneys for him and in his name, place and stead, and in his capacity as a Trustee and President, to execute and file any Amendment or Amendments to the Trust's Registration Statement on Form N-2, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 30th day of October, 2015.

/s/
Scott Crowe Trustee

COMMONWEALTH OF PENNSYLVANIA	)
)ss:
COUNTY OF MONTGOMERY	)

Before me, Mary Valery Kelly, a Notary Public, in and for said county and state, personally appeared Scott Crowe, known to me to be the person described in and who executed the foregoing instrument, and who acknowledged to me that he executed and delivered the same for the purposes therein expressed.

IN WITNESS WHEREOF, I hereunto set my hand and official seal this 30th day of October, 2015.

/s/ Mary Valery Kelly
Notary Public

Notary Seal
My commission expires: February 4, 2016
COMMONWEALTH OF PENNSYLVANIA
Notarial Seal
Mary Valery Kelly, Notary Public
Plymouth Twp., Montgomery County
My Commission Expires Feb. 4, 2016
MEMBER, PENNSYLVANIA ASSOCIATION OF NOTARIES